SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 26, 2002


                           QUICKSILVER RESOURCES INC.
          ------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
             ------------------------------------------------------
                 (State or other jurisdiction of incorporation)

        001-14837                                          75-2756163
 ----------------------                          ----------------------------
(Commission File Number)                       (IRS Employer Identification No.)

                            777 West Rosedale Street
                             Fort Worth, Texas 76104
              -----------------------------------------------------
               (Address of principal executive offices) (Zip code)

      (Registrant's telephone number, including area code): (817) 665-5000

                                       N/A
               --------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5.  Other Events

     On March 31, 1997, MSR Exploration Ltd., formerly known as Mercury Montana, Inc., issued warrants to acquire a total of 11,337,500 shares of its common stock at a weighted average exercise price per share of $1.66. We assumed the MSR warrants in the merger of MSR into us on March 4, 1999 and the warrants became at that time warrants to purchase a total of 1,133,750 shares of our common stock. As of February 26, 2002, there were warrants outstanding representing rights to acquire a total of 985,750 shares of our common stock, at a weighted average exercise price per share of $16.61.

     On February 26, 2002, eleven holders of the warrants transferred warrants exercisable for 430,000 shares of our common stock at an exercise price of $12.50 per share to five unrelated purchasers. Those purchasers subsequently exercised the warrants they acquired. We issued 430,000 shares of our common stock upon such exercise and received $5,375,000 in proceeds.

     On March 20, 2002, we entered into an agency agreement with Sanders Morris Harris Inc. pursuant to which Sanders Morris identified for nine holders of the warrants a purchaser of warrants exercisable for 495,000 shares of our common stock at an exercise price of $20.00 per share. The purchaser exercised the warrants it acquired. We issued 495,000 shares of our common stock upon such exercise and received $9,900,000 in proceeds. We paid Sanders Morris 3% of the proceeds received upon the exercise of such warrants, or $297,000 in the aggregate.

     Also on March 20, 2002, two holders of warrants exercisable for 55,000 shares of our common stock at an exercise price of $20.00 per share exercised their warrants. We received proceeds of $1,100,000 upon such exercise.

     Currently, of all the warrants we assumed from MSR on March 4, 1999, only one warrant, covering 5,750 shares of our common stock, remains unexercised. It is exercisable at an exercise price per share of $.10 and expires on October 31, 2002.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  April 2, 2002              QUICKSILVER RESOURCES INC.
                                  (Registrant)



                                  By: /s/ Bill Lamkin
                                  ======================================
                                  Bill Lamkin, Executive Vice President,
                                  Chief Financial Officer and Secretary